Exhibit 10.3

[ON HEADED NOTEPAPER OF WILLIS LIMITED]

Grahame John Millwater
Sandilands
Sandwich Bay
Kent CT13 9PU
[Date] 2012

Dear Grahame

CONSULTANCY AGREEMENT

We are writing to confirm the terms of our agreement concerning the provision of your consultancy services to WILLIS LIMITED a company incorporated and registered in England and Wales with registered number 00181116 whose registered office is at 51 Lime Street, London EC3M 7DQ (the “Company”) (together with yourself, the “Parties”).

For the purpose of this Agreement:

“Board” means the board of directors of the Company (including any committee of the board duly appointed by it).

“Competitors” means:

(a)
Marsh & McLennan Companies, Inc. and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of Marsh & McLennan Companies, Inc. or of any such holding company in each case where such company is engaged, involved or otherwise concerned in the business of insurance broking;

(b)
Aon Corporation and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of Aon Corporation or of any such holding company in each case where such company is engaged, involved or otherwise concerned in the business of insurance broking;

(c)
Jardine Lloyd Thompson Group plc and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of Jardine Lloyd Thompson Group plc or of any such holding company in each case where such company is engaged, involved or otherwise concerned in the business of insurance broking; and

(d)	Arthur J. Gallagher & Co., and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of Arthur J. Gallagher & Co., or of any such holding company; and

(e)	Lockton, Inc. and any company of which it is a Subsidiary (its holding company) and any Subsidiaries of Lockton, Inc., or of any such holding company.

“Confidential Information” means all information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company and/or any Group Company for the time being confidential to the Company and/or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and/or any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, whether or not such information (if in anything other than oral form) is marked confidential.

“Group Company” means the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company and “Group” shall be construed accordingly; and

“Subsidiary” means in relation to a company (a holding company) a subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee and any other company which is a subsidiary (as so defined) of a company which itself is a subsidiary of such a holding company.

2	TERM

You shall provide the Services (as defined below) to the Company from 31 December 2012 until 31 December 2013 (the “Term”).

3	SERVICES

3.1
You shall use all reasonable endeavours to promote the interests of the Company and the Group and, unless prevented by ill health or accident and subject always to clause 5.1 below, devote such number of days in each calendar month as may be agreed between the Parties from time to time to carrying out such services of an advisory nature for the Company as the Company may reasonably require from time to time having full regard to the Consultant’s outside commitments, in particular, those which he may have pursued in accordance with clause 5.1 (the “Services”).

3.2
Subject always to clause 5.1 below, you shall ensure that you are available on reasonable notice to provide such assistance and/or information as the Company may reasonably require, having regard to your other business commitments.

3.3	You have no authority (and shall not hold yourself out as having authority) to bind the Company, unless the Company has specifically permitted this in writing.

4	FEES AND EXPENSES

4.1
Subject to your compliance in full with the provisions of this Agreement, the Company will pay you a monthly fee of £75,000 (plus VAT if applicable) in arrears during the Term as consideration for the provision of the Services to the Company or the Group during the preceding month.

4.2	The Company shall reimburse all your reasonable expenses incurred in providing the Services subject to receipt by the Company of satisfactory evidence of the same.

4.3	The Company is entitled to deduct from any sums payable to you any sums that you may owe the Company or the Group at any time.

5	OTHER ACTIVITIES AND OBLIGATIONS

5.1
For the duration of the Term, you may be engaged, employed or concerned in any other business, trade, profession or other activity (whether or not on a part-time or full-time basis or otherwise) including for the avoidance of doubt any business, trade, profession or activity which competes with any business of any Group Company provided, however, that you continue to comply in full with any post-termination restrictive covenants set out in your previous employment contract with the Company.  However, notwithstanding the forgoing, you may not be engaged by, employed by or concerned in any business capacity (other than as authorised by the Company in order for you to perform the Services) with any of the Competitors, it being accepted and acknowledged by you that any such business association with the Competitors would place you in a conflict of interest with the Company and consequently in breach of this clause 5.1.

5.2
For the duration of the Term, you shall not solicit away from the Company or any Group Company, endeavour to solicit away from the Company or any Group Company, employ or engage or endeavour to employ or engage any person who is employed or engaged by the Company or any Group Company and who is a member of the Chairman’s Council of the Group as at the date of this Agreement and with whom you have had dealings (other than merely minimal dealings).

5.3
You hereby acknowledge and accept that any breach of clauses 5.1 and/or 5.2 of this Agreement represents a material breach of this Agreement for the purposes of clause 10.1 and shall entitle the Company to terminate this Agreement with immediate effect and with no further liability on the Company to make any further payments to you under any provision of this Agreement (other than in respect of any accrued fees or expenses at the date of termination).

6	CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

6.1
You shall not use or disclose to any person either during or at any time after your engagement by the Company any Confidential Information about the business or affairs of the Company and/or the Group or any of the business contacts of the Company and/or the Group, or about any other matters which may come to your knowledge in the course of providing the Services or that may have come to your knowledge in any previous employment or engagement with the Company and/or the Group.

6.2	The restriction in clause 6.1 does not apply to:

(a)	any use or disclosure authorised by the Company or the Group or as required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through your unauthorised disclosure.

6.3
All documents, manuals, hardware and software provided for your use by the Company or the Group, and any data or documents (including copies) produced, maintained or stored on the computer systems of the Company and/or the Group or other electronic equipment (including mobile phones if provided by the Company or the Group), remain the property of the Company or (as applicable) the Group.

7	DATA PROTECTION

7.1
You consent to the Company and/or the Group holding and processing data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” as defined in the Data Protection Act 1998 relating to you including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

(b)	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation;

(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; and

7.2
You consent to the Company and/or the Group making such information available to those who provide products or services to the Company and/or the Group (such as advisers), regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Company and/or the Group any part of the business of the Company and/or the Group.

7.3	You consent to the transfer of such information to the business contacts of the Company and/or the Group outside the European Economic area in order to further its business interests.

8	INTELLECTUAL PROPERTY

8.1
You hereby assign to the Company and/or the Group all existing and future intellectual property rights (including, without limitation, patents, copyright and related rights) and inventions arising from the Services for the Company.  You agree promptly to execute all documents and do all acts as may, in the opinion of the Company and/or the Group, be necessary to give effect to this clause 8.

8.2
You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works.

8.3
You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 8 and acknowledge in favour of a third party that a certificate in writing signed by any director or the secretary of the Company or any Group Company that any instrument or act falls within the authority conferred by this clause 8 shall be conclusive evidence that such is the case.

9	INSURANCE AND LIABILITY

You shall have personal liability for any loss, liability or costs (including reasonable legal costs) incurred by the Company and/or the Group in connection with the Services.

10	TERMINATION

The Company may at any time terminate your engagement with immediate effect with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) if:

10.1	you are in material breach of any of your obligations under this Agreement or;

10.2	other than as a result of illness or accident, after notice in writing, you wilfully neglect to provide or fail to remedy any default in providing the Services.

Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

11	OBLIGATIONS UPON TERMINATION

Any Company or Group property in your possession and any original or copy documents obtained by you in the course of providing the Services shall be returned to an officer or employee of the Group as specified by the Board. at any time on request and in any event on or prior to the termination of this Agreement.  You also undertake, in consultation with the Company and/or the Group, upon termination of this Agreement to transfer to the Company and/or the Group and/or irretrievably delete any information relating to the business of the Company and/or the Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of the Company or any Group Company.

12	STATUS

12.1
You will be an independent contractor and nothing in this Agreement shall render you an employee, worker, agent or partner of the Company or any Group Company and you shall not hold yourself out as such.

12.2
You shall be fully responsible for and indemnify the Company or any Group Company against any liability, assessment or claim for taxation and/or National Insurance and/or other similar contributions whatsoever (and any related fines, interest, penalties, charges, costs and/or expenses) arising from or made in connection with the performance of the Services and/or any payment made to you under or in relation to this Agreement, to the extent that such recovery is not prohibited by law.  The Company may satisfy any such indemnity (in whole or in part) by way of deduction from any payment due to you, whether under this Agreement or otherwise.

12.3	You shall be fully responsible for and indemnify the Company and/or the Group against any liability, assessment or claim for:

(a)	taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law;

(b)
any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any substitute against the Company arising out of or in connection with the provision of the Services.

The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

13	VARIATION AND THIRD PARTY RIGHTS

13.1	This Agreement may only be varied by a document signed by both you and the Company.

13.2
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than you, the Company and the Group shall have any rights under it.  The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

Please acknowledge receipt of this Agreement and acceptance of its terms by signing, dating and returning the enclosed copy.

IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

Signed as a deed by	)
WILLIS LIMITED	)
acting by [name], a director	)	………………………………
in the presence of:	)
Name of witness:		………………………………
Signature of witness:		………………………………
Address of witness:		………………………………
………………………………
………………………………
Occupation of witness:		………………………………

Signed as a deed by	)
GRAHAME JOHN MILLWATER	)	………………………………
in the presence of:	)
Name of witness:		………………………………
Signature of witness:		………………………………
Address of witness:		………………………………
………………………………
………………………………
Occupation of witness:		………………………………